UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FREIGHTCAR AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-1837219
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

125 South Wacker Drive, Suite 1500 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):	N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A is filed by FreightCar America, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on August 5, 2026.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:

On October 14, 2026, the Company and Computershare Trust Company, N.A., as rights agent (the "Rights Agent"), entered into an Amendment and Termination of Rights Agreement (the "Amendment"). The Amendment accelerates the expiration of the Rights from July 5, 2027 to the Close of Business on October 14, 2026, and provides that the Rights Agreement will terminate and have no further force or effect at such time. As a result of the Amendment, effective as of the Close of Business on October 14, 2026, the Rights expired and are no longer outstanding, the Rights Agreement terminated, and the holders of the Company's common stock are no longer entitled to any rights or benefits under the Rights Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on October 15, 2026 and is incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Rights Agreement, dated as of August 5, 2026, by and between FreightCar America, Inc. and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit A, the Form of Certificate of Designation of Series E Junior Participating Preferred Stock, and as Exhibit B, the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on August 5, 2026).
4.2	Amendment and Termination of Rights Agreement, dated as of October 14, 2026, by and between FreightCar America, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on October 15, 2026).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: October 15, 2026	By:	/s/ Nicholas Randall
	Name:	Nicholas Randall
	Title:	President and Chief Executive Officer

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